Exhibit 99.n.2.a

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Allied Capital Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, and the senior securities table, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

Washington, D.C.
April 5, 2005